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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Mr. John W. Hesse Executive Vice President and Chief Financial Officer (972) 916-6102
or Montgomery W. Cornell, Treasurer (972) 916-6044
Protection One, Inc.
www.protectionone.com

FOR IMMEDIATE RELEASE

              PROTECTION ONE ESTABLISHES POSITION AS SECOND LARGEST
           SECURITY COMPANY IN THE UNITED STATES THROUGH ACQUISITION
               OF APPROXIMATELY 140,000 SUBSCRIBERS AND ASSETS OF
                              MULTIMEDIA SECURITY

               Culver City, California, January 20, 1998 - Protection One (Nasdaq: ALRM) announced today that it will acquire the subscribers and assets of Multimedia Security Services, Inc. ("Multimedia"), the nation's 10th largest monitored alarm company, for approximately $220 million in cash.

     The acquisition, expected to close later in the first quarter of 1998, will position Protection One as the second largest security company in the United States. Multimedia, a subsidiary of the Gannett Co., Inc., has approximately 140,000 subscribers primarily in California, Florida, Kansas, Oklahoma and Texas. Protection One will offer employment to all of Multimedia's approximately 560 employees and expects to maintain Multimedia's state-of-the-art monitoring center and call center in Wichita, Kansas.

     "We are gratified to have the opportunity to acquire the excellent operations, assets and employees of Multimedia," said James M. Mackenzie, Jr., Protection One's president and chief executive officer. "Multimedia is recognized industrywide as one of the highest quality providers of residential security alarm services in the country."

     Mackenzie said that with Multimedia's subscriber base in key growth markets, it provides a natural overlay on Protection One's existing branch network and offers further opportunities for growth.

     "We also are gaining a modern, high capacity monitoring and call center that will complement our existing operations and a growing dealer program that increases our new account production by 15% immediately," said Mackenzie. "This acquisition cements our position as the second largest provider of security services in the country and demonstrates our resolve to become the largest residential security alarm company in the future."

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     The acquisition is subject to the satisfaction of customary conditions, for transactions of this size.

     Statements contained in this press release concerning the Company's outlook for fiscal year 1998, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to add accounts through the Dealer Program, acquisitions and strategic alliances and other factors described in the cautionary statements included in Protection One's prospectus dated January 2, 1997 (pages 5-11), which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

     Protection One, one of the largest security alarm companies in the United States, provides monitoring and related security services to residential and commercial subscribers across the nation.

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